Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
ENTERPRISE PRICES $1.5 BILLION OF
SENIOR UNSECURED NOTES
     Houston, Texas (Tuesday, January 4, 2011) — Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $750 million of senior unsecured notes due 2016, and $750 million of senior unsecured notes due 2041. The net proceeds from the offering are expected to be used to repay, at maturity, $450 million in aggregate principal amount of EPO’s senior notes due February 2011, to temporarily reduce borrowings outstanding under EPO’s multi-year revolving credit facility, and for general company purposes.
     The notes due 2016 will be issued at 99.901 percent of their principal amount, and will have a fixed-rate interest coupon of 3.20 percent and a maturity date of February 1, 2016. The notes due 2041 will be issued at 99.317 percent of their principal amount, and will have a fixed-rate interest coupon of 5.95 percent and a maturity date of February 1, 2041. The expected settlement date for the offering is January 13, 2011. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on an unsecured and unsubordinated basis.
     J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., DnB NOR Markets, Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan Securities LLC at (212) 834-4533, BNP Paribas Securities Corp. at (800) 854-5674, Deutsche Bank Securities Inc. at (800) 503-4611, DnB NOR Markets, Inc. at (212) 681-3800, RBS Securities Inc. at (866) 884-2071 and Scotia Capital (USA) Inc. at (800) 372-3930.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.
     Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Enterprise’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 195 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platforms; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. Additional information is available at www.epplp.com.
Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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